CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

August 27, 2021

Board of Directors

Nowigence Inc.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A (or Form 1-K) of our reports dated August 24, 2021, with respect to the consolidated balance sheet of Nowigence, Inc. as of December 31, 2020 and 2019 and the related consolidated statements of operations, shareholders’ equity/deficit and cash flows for the calendar year periods thus ended, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

August 27, 2021